Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

MultiMetaVerse Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rules	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares	Rule 457(c) Rule 457(h)	9,810,000	(1)	$0.66	(2)	$6,474,600	0.00014760	$955.65

		Total Offering Amounts						$6,474,600		$955.65
		Total Fee Offsets								$0
		Net Fee Due								$955.65

(1)	Represents 9,810,000 Class A ordinary shares, no par value (the “Class A Ordinary Shares”) of MultiMetaVerse Holdings Limited (the “Company”) issuable pursuant to the Company’s 2024 Share Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)	The proposed maximum offering price per Class A Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.66 per Class A Ordinary Share, the average of the high and low prices for the Company’s Class A Ordinary Shares as quoted on the Nasdaq Capital Market on August 2, 2024.